Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Sirius International Insurance Group, Ltd. on Amendment No. 1 to Form S-1, File No. 333-226620, of our report dated March 16, 2018, which includes an explanatory paragraph as to Easterly Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of Easterly Acquisition Corp. as of December 31, 2017 and 2016 and for the years then ended and for the period from April 29, 2015 (inception) through December 31, 2015, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

September 10, 2018